Exhibit 99

Press Release of Active Power, Inc. dated July 24, 2003

[ACTIVE POWER LOGO]

ACTIVE POWER ANNOUNCES SECOND QUARTER RESULTS

AUSTIN, Texas (July 24, 2003) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its second quarter ended June 30, 2003. Total revenues for the second quarter of fiscal 2003 were $1.9 million, down 40% from the same period the prior year. Included in this decrease was the absence of any development funding during the second quarter of 2003, compared with $1.0 million of development funding for the same period of 2002. Sequentially, revenues were up 15% from the previous quarter.

Net loss for the second quarter of 2003 was $5.9 million, or 14 cents per share, compared to a net loss of $6.7 million, or 16 cents per share, for the same period last year and a net loss of $6.3 million, or 15 cents per share, for the previous quarter. Consumption of cash and investments for the quarter was $4.0 million, as compared to $4.3 million for the same period last year and $5.3 million for the previous quarter. Cash and investments at June 30, 2003 were $80.7 million.

“We saw sequential increases in product revenue and quoting activity in the second quarter, and believe these increases were due primarily to the broadening of our CleanSource® product line,” said Joe Pinkerton, Chairman and CEO of Active Power. “We began shipping our mid-range power (65 – 130 kVA) UPS in the second quarter and expect to ship our high power (1200 kVA) UPS in the current quarter.”

“The development of our battery-free, 15-minute runtime system continues to progress. An early-stage prototype of the system is now working in our lab, and its performance to date is in line with our computer simulations. We plan to demonstrate this prototype to a handful of potential customers and distributors over the next several months.”

Business Highlights:

•	Shipped the first two units of our mid-range power UPS system. The first system was installed at a motion picture film processing facility in Japan and was selected for its space and life cycle cost benefits. The second system was delivered to the State of Alaska Crime Lab.

•	Lowered our consumption of cash and investments for the quarter to $4.0 million, a 25% reduction from the previous quarter, through inventory management and reduced capital spending.

•	Completed the previously announced reduction of workforce in April. This action is expected to lower our costs by approximately $3 million per year, beginning in Q3.

•	Received an order for our first two high power 1200 kVA UPS systems. First customer shipment of this product is expected in Q3.

•	Leveraged our existing “seed” installations protecting hospitals, broadcasting and airport operations with additional sales into those industries.

•	Executed agreements with several additional manufacturer’s representatives and distributors to sell our Active Power branded products.

Outlook:

Active Power expects third quarter 2003 revenue to increase to approximately $2.5 to $3.0 million, and third quarter earnings per share to be a loss of approximately 12 to 13 cents. We expect cash consumption to increase in Q3 to a range of $4.5 million to $5.5 million due to changes in our working capital. For the full year 2003, we expect cash consumption to be in the range of $18.0 to $19.0 million.

Conference call:

The Company will host a conference call today, Thursday, July 24, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q2 results. A replay of the webcast will be available until August 7th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; a slowing global economy, particularly in the primary markets served by our products, and continued decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights, including the possibility of an adverse outcome in the litigation in which we are currently engaged; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and

other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(thousands)

(unaudited)

	Three		Six
	Months Ended		Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues:
Product revenue	$1,871	$2,101	$3,647	$5,232
Development contract	—	1,000	—	2,000

Total revenue	1,871	3,101	3,647	7,232
Operating expenses:
Cost of product revenue	2,881	3,599	6,291	8,070
Cost of development contract	—	803	—	1,543
Research and development	2,352	2,663	4,894	5,274
Selling, general & administrative	2,910	3,084	5,616	6,227
Amortization of deferred stock compensation	33	459	66	1,088

Total operating expenses	8,176	10,608	10,576	22,202
Loss from operations	(6,305)	(7,507)	(13,220)	(14,970)
Interest income	387	828	1,006	1,734
Other income (expense)	(15)	(28)	(11)	(10)

Total other income (expense)	372	800	995	1,724
Net loss	(5,933)	(6,707)	(12,225)	(13,246)

Weighted average common shares outstanding	41,861	41,129	41,247	40,989
Net loss to common shareholders per share—basic & diluted	$(0.14)	$(0.16)	$(0.30)	$(0.32)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)
Assets
Cash & investments	$80,699	$90,045
Accounts receivable (net)	1,548	1,510
Inventories	4,709	6,511
Prepaid expenses and other	431	612
Property and equipment (net)	11,504	12,095

Total assets	$98,891	$110,773

Liabilities and stockholders’ equity
Accounts payable	$702	$353
Accrued expenses	3,529	3,762
Deferred revenue	151	—
Stockholders’ equity	94,509	106,659

Total liabilities and stockholders’ equity	$98,891	$110,773

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